ARTICLES OF INCORPORATION OF WEST COAST COMMUNITY BANCORP
ONE: NAME
The name of the corporation is:
West Coast Community Bancorp
TWO: PURPOSE
The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporations Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.
THREE: AUTHORIZED STOCK
This corporation is authorized to issue 40,000,000 shares, which shall be divided into two classes of stock as follows: (a) 30,000,000 shares of Common Stock, and (b) 10,000,000 shares of Preferred Stock.
The Preferred Stock may be issued from time to time in one or more series. The board of directors is authorized to fix the number of shares of any series of Preferred Stock and to determine the designation of any such series. The board of directors is also authorized to determine and/or alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock and, within the limits and restrictions stated in any resolution or resolutions of the board of directors originally fixing the number of shares constituting any series, to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any such series subsequent to the issue of shares of that series.
FOUR: DIRECTOR LIABILITY
The liability of the directors of the corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.
FIVE: INDEMNIFICATION
The corporation is authorized to indemnify its agents (as defined from time to time in Section 317 of the California Corporations Code) to the fullest extent permissible under California law. Any amendment, repeal or modification of the provisions of this Article shall not adversely affect any right or protection of an agent of the corporation existing at the time of such amendment, repeal or modification.

SIX: AGENT FOR SERVICE OF PROCESS
The name and address in this State of this corporation’s initial agent for service of process is:

Gary Steven Findley
1470 North Hundley Street
Anaheim, California 92806
IN WITNESS WHEREOF, for the purpose of forming this corporation under the laws of the State of California, the undersigned, constituting the incorporator of this corporation, has executed these Articles of Incorporation.

Dated: November 9, 2009

/s/ Gary Steven Findley
Gary Steven Findley

I hereby declare that I am the person who executed the foregoing Articles of Incorporation, which execution is my act and deed.

/s/ Gary Steven Findley
Gary Steven Findley

Exhibit 3.1

B4537-23B7 04/20/2026 IQ:GO AM Received by California Secretary of state

CERTIFICATE OF AMENDMENT OF ARTICLES OF INCORPORATION OF WEST COAST COMMUNITY BANCORP	For Office Use Only -FILED- File No.: BA20260866859 Date Filed: 4/20/2026

The undersigned certify that:

FIRST:	They are the President and Secretary, respectively, of West Coast Community Bancorp, a California corporation with California Entity Number 3259261 (“Company”).

SECOND:
The Company’s Articles of Incorporation are hereby amended to add Article Seven to read as follows:
“SEVEN: SHAREHOLDER ACTION
Notwithstanding Section 603 of the California Corporations Code, any action required or permitted to be taken by the shareholders of the corporation shall be taken only at a duly noticed annual or special meeting of shareholders and may not be effected by written consent. The shareholders expressly waive any right to take action by written consent.”

THIRD:	The foregoing amendment of the Company’s Articles of Incorporation has been duly approved by the Board of Directors.

FOURTH:
The foregoing amendment of the Company’s Articles of Incorporation has been duly approved by the required vote of shareholders in accordance with Section 902, California Corporations Code. The total number of outstanding shares of common stock of the Company entitled to vote was 10,480,171. There are no shares of outstanding preferred stock. The number of shares of common voting in favor of the amendment equaled or exceeded the vote required. The percentage vote required was a majority of the outstanding shares of common stock.

We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

Dated: April 17, 2026

/s/ Krista Snelling	/s/ Tracy Ruelas-Hashimoto

Krista Snelling	Tracy Ruelas-Hashimoto
President and Chief Executive Officer	Secretary